Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Nos. 2-9703, 333-44254 and 333-127399) of our report relating to the financial statements of Filene’s Basement, Inc. dated December 9, 2011 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the subsequent disposal by Retail Ventures, Inc. and bankruptcy and allocations of certain corporate costs from Retail Ventures, Inc.) appearing in this Current Report on Form 8-K/A.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio
December 15, 2011